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                                                                    EXHIBIT 23.4

July 24, 2006

David C. Ho
Chief Financial Officer
JMG Exploration, Inc.

Dear Sir:

               CONSENT OF DEGOLYER AND MACNAUGHTON CANADA LIMITED

      We consent to the incorporation by reference of references to our firm and of information derived from our report entitled "Report on Reserves Data, as at December 31, 2005", dated June 20, 2006 evaluating JMG Exploration, Inc.'s reserves as of December 31, 2005 appearing in the Registration Statement on Form SB-2/A (Amendment No. 2) of JMG Exploration, Inc.

      We hereby consent to the reference to our firm under the caption "Experts" in the Prospectus constituting a part of the Registration Statement on Form SB-2/A (Amendment No. 2) of JMG Exploration, Inc.

Sincerely,

DEGOLYER AND MACNAUGHTON CANADA LIMITED

/s/ Attila A. Szabo
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Name: Attila A. Szabo
Title: Vice-President, Engineering
Calgary, Alberta

Dated: July 24, 2006